Exhibit 99.1
FitLife Brands Reports First Quarter 2014 Results

Company Reports Record Quarterly Revenue and Net Income

OMAHA, NE – (BUSINESS WIRE) – April 30, 2014 — FitLife Brands, Inc. (“FitLife”) (OTCBB: FTLF), an international provider of innovative and proprietary nutritional supplements for health conscious consumers marketed under the brand names NDS Nutrition Products™ (“NDS”) (www.ndsnutrition.com), PMD® (www.pmdsports.com), SirenLabs® (www.sirenlabs.com) and CoreActive® (www.coreactivenutrition.com) today announced financial results for the first quarter ended March 31, 2014.

Highlights for the first quarter of 2014 include:

•	Record revenue of $6.3 million, a 4.5% increase in comparison with the prior year
•	Operating income increased 53.6% to $0.9 million versus the prior year quarter
•	Operating margin increased by more than 450 basis points to 14.6% as compared to Q1 2013
•	Record quarterly net income of $1.0 million versus $0.6 million during the same period last year
•	Diluted earnings per share of $0.12 for the quarter versus $0.07 for the comparable quarter

Revenue for the three months ended March 31, 2014 was $6.3 million as compared to $6.1 million for the comparable period in 2013, an increase of 4.5%. For the three month period ended March 31, 2014, the Company reported net income of $1.0 million, or $0.12 per share, versus net income of $0.6 million, or $0.07 per share, in the comparable period in 2013.

“We saw strong domestic demand particularly in the last month of the quarter, a portion of which was attributable to the inventory build-up by some of our customers in advance of our planned transition to GNC’s centralized distribution platform. The move to this distribution platform is consistent with GNC’s established vendor policies, reflecting our strong growth trend established over the last several years. We look forward to the continued expansion of this relationship.” stated John Wilson, FitLife’s Chief Executive Officer.

“Our international sales in the first quarter were approximately $500,000 less than the first quarter of 2013. This lower number was a result of the timing of our initial launch of our international sales in the first quarter of 2013 as well as different purchasing patterns in our international markets. We continue to anticipate year over year growth in our international markets for 2014. I am particularly happy about the increase in our operating margins and corresponding impact on profitability. We remain very excited about our business opportunities for 2014 and beyond and look to continue the expansion of our domestic and international distribution networks, including the recent introduction of our SirenLabs brand into Australia,” concluded Mr. Wilson.

The Company’s reviewed financial statements will be included in its Form 10-Q for the first quarter ended March 31, 2014, which the company intends to file with the Securities and Exchange Commission on or before May 15, 2014.

About FitLife Brands
FitLife Brands is a manufacturer of innovative and proprietary nutritional supplements for health conscious consumers. FitLife markets over 50 different dietary supplements to promote sports nutrition, improved performance, weight loss and general health primarily through domestic and international GNC® franchise locations. Concurrent with the September, 2013 recapitalization, the company changed its name from Bond Labs, Inc. to FitLife Brands, Inc. FitLife is headquartered in Omaha, Nebraska. For more information please visit our new website at www.fitlifebrands.com

Forward-Looking Statement
Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to: the ability to of the Company to continue to grow revenue; and the Company’s ability to continue to achieve positive cash flow given the Company's existing and anticipated operating and other costs. Many of these risks and uncertainties are beyond the Company's control. Reference is made to the discussion of risk factors detailed in The Company’s filings with the Securities and Exchange Commission including its reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contact
Three Part Advisors, LLC
David Mossberg
(817) 310-0051
Dan Griffith
(817) 310-8776

Source: FitLife Brands, Inc.